UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment no. )

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Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
X	Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12
U.S. AUTO PARTS NETWORK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 11, 2017
To the Stockholders of U.S. Auto Parts Network, Inc.:
NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), will be held on May 11, 2017 at 9:00 a.m. Pacific Time at the offices of the Company located at 16941 Keegan Avenue, Carson, CA 90746, for the following purposes:

1.
to elect the following Class II directors to hold office for a term of three years or until their respective successors are elected and qualified: Joshua L. Berman, Sol Khazani, and Robert J. Majteles;

2.	to ratify the appointment of RSM US LLP, an independent registered public accounting firm, as independent auditors of the Company for fiscal year 2017;

3.	to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers, or the Say-on-Pay Proposal;

4.
to approve an advisory (non-binding) resolution regarding whether an advisory vote on the compensation of our named executive officers should be held once every one, two or three years, or the Say-on-Pay Frequency Proposal; and

5.	such other business, if any, as may properly come before the Annual Meeting.
Only stockholders of record at the close of business on March 13, 2017 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at the Annual Meeting.
All stockholders are cordially invited to attend the meeting in person. If you wish to attend the meeting in person, you will need to RSVP and print your admission ticket at www.proxyvote.com. An admission ticket together with photo identification must be presented in order to be admitted to the meeting. Please refer to page 1 of the proxy statement for further details.
April 6, 2017

By Order of the Board of Directors

Aaron Coleman
Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON BY REGISTERING AT PROXYVOTE.COM. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY OR VOTING INSTRUCTIONS.

U.S. Auto Parts Network, Inc.
16941 Keegan Ave.
Carson, CA 90746
********************************

U.S. AUTO PARTS NETWORK, INC.
16941 Keegan Avenue
Carson, California 90746
PROXY STATEMENT
These proxy materials and the enclosed proxy card are being furnished to holders of the common stock, par value $0.001 per share, and Series A Convertible Preferred Stock (“Series A Convertible Preferred”), par value $0.001 per share, of U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”), to be voted at the 2017 Annual Meeting of Stockholders to be held on May 11, 2017 and at any adjournment or postponement of the meeting (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Pacific Time at the offices of the Company located at 16941 Keegan Avenue, Carson CA 90746. These proxy solicitation materials are expected to be mailed on or about April 6, 2017 to all stockholders entitled to vote at the Annual Meeting.
Purpose of Meeting
The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Stockholders (the “Notice”) and are described in more detail in this proxy statement.
Meeting Admission
To attend the meeting, you will need to bring an admission ticket and photo identification. You will need to print an admission ticket in advance by visiting www.proxyvote.com and following the instructions there. You will need the 16-digit control number to access www.proxyvote.com. You can find your control number on:

•	Your proxy card available at proxyvote.com or included with this proxy statement; or

•	Your voting instruction card if you hold your shares in street name through a broker or other nominee.
If you are not a record date stockholder, you may be admitted to the meeting only if you have a valid legal proxy from a record date stockholder who has obtained an admission ticket. You must present that proxy and admission ticket, as well as valid photo identification, at the entrance to the meeting.
For questions about admission to the Annual Meeting, please contact our Corporate Secretary at (424) 702-1455.

Voting; Quorum
The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as March 13, 2017. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. Each share of our common stock and Series A Convertible Preferred entitles its record holder to one vote on all matters subject to a stockholder vote. Holders of common stock and Series A Convertible Preferred vote together as a single class. As of the record date, 34,277,371 shares of our common stock were outstanding and 4,149,997 shares of our Series A Convertible Preferred were outstanding.
The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock and Series A Convertible Preferred entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.
In the election of directors under Proposal One, the three nominees receiving the highest number of “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. “Withhold” votes will not be counted as votes cast, and, therefore, will have no effect on the election of directors. With regard to Proposals Two and Three, to be approved, the Company must receive the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect. With regard to Proposal Four, the frequency that receives the vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency selected by the stockholders.  Abstentions and Broker non-votes will have no effect.
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power). Under Delaware law, abstentions and broker “non-votes” will be counted for purposes of establishing a quorum at the Annual Meeting, but will not be counted towards the vote total for the election of directors, the Say-on-Pay Frequency Proposal or for any purpose in determining whether Proposal Two or Three has been approved.
Proxies
If you have shares for which you are the stockholder of record, you may vote those shares by proxy. You may vote by mail, internet or telephone pursuant to instructions provided on the proxy card. Additionally, shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting.
Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If you are the beneficial owner of shares held in “street name,” you may vote by mail, internet or telephone by following the voting instruction card provided to you by your broker or other nominee. If your shares are held in street name, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or nominee that holds the shares giving you the right to vote the shares at the Annual Meeting.
If you do not give instructions to your broker, your shares may constitute “broker non-votes.” Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether any matter has been approved. Under the rules that govern brokers who are voting shares held in street name, a broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the selection of RSM LLP as our independent auditors (Proposal Two), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors (Proposal One), the approval of the Say-on-Pay Proposal (Proposal Three) or the Say-on-Pay Frequency Proposal (Proposal Four).
If you are a stockholder of record, you may revoke a proxy at any time before it is voted at the Annual Meeting by: (a) delivering a proxy revocation or another duly executed proxy bearing a later date to our Corporate Secretary at 16941 Keegan Ave., Carson, CA 90746; (b) voting again by telephone or over the internet at a later time; or (c) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker or other nominee in accordance with the instructions they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.
The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting. We have not been notified by any stockholder of his or her intent to present a stockholder proposal at the 2017 Annual Meeting. As indicated in our proxy statement for the 2016 annual meeting of stockholders, the notification deadline was April 1, 2017.
Solicitation
We will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this proxy statement, the Notice, the proxy card and any additional solicitation material furnished to the stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, although there is no formal agreement to do so, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. In the discretion of management, we reserve the right to retain a proxy solicitation firm to assist in the solicitation of proxies. Although we do not currently expect to retain such a firm, we estimate that the fees of such firm would range from $5,000 to $10,000 plus out-of-pocket expenses, all of which would be paid by us.
Note with Respect to Forward-Looking Statements
We have made certain forward-looking statements in this proxy statement that relate to expectations concerning matters that are not historical or current facts. These statements are forward looking statements for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933 as amended (the “Securities Act”). In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. We cannot assure you that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such expectations, and you should not place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by such language. Important risk factors that could contribute to such differences are discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this proxy statement. Except as required by law, we do not undertake any obligation to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:
ELECTION OF DIRECTORS
Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms and each as nearly equal in number as possible as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. Messrs. Berman, Khazani, and Majteles have been designated Class II directors whose terms expire at the Annual Meeting. Messrs. Coleman, Phelps and Wilson have been designated Class III directors whose terms expire at the 2018 Annual Meeting of Stockholders. Mr. Greyson and Ms. Palmer have been designated as Class I directors whose terms expire at the 2019 Annual Meeting of Stockholders.
The class whose term of office expires at the Annual Meeting currently consists of three directors. On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors selected and approved Messrs. Berman, Khazani, and Majteles as nominees for election in the class being elected at the Annual Meeting to serve for a term of three years, expiring at the 2020 Annual Meeting of Stockholders, or until their successors are duly elected and qualified or until their earlier resignation or removal. Each nominee for election is currently a member of our Board of Directors and has consented to be named in this proxy statement and agreed to serve if elected. Management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or for good cause will not serve at the time of the Annual Meeting, the persons named in the proxy will exercise discretionary authority to vote for a substitute. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Stockholder Approval
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. At the Annual Meeting, stockholders are being asked to elect Messrs. Berman, Khazani, and Majteles as Class II directors to hold office for a term of three years or until his respective successor is elected and qualified.

Recommendation of Our Board of Directors
Our Board of Directors recommends a vote “FOR” the Class II director nominees listed below.

Information about Directors and Nominees
We believe that our Board as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, the Nominating and Corporate Governance Committee reviews candidates in the context of the current composition of the Board and the evolving needs of our business. In accordance with the listing standards of The NASDAQ Stock Market (the “NASDAQ Rules”) we have charged our Nominating and Corporate Governance Committee with ensuring that at least a majority of the directors qualify as “independent” under the NASDAQ Rules. See “Corporate Governance -Board Committees and Meetings - Nominating and Corporate Governance Committee” for a discussion of the factors that are considered in selecting our director nominees.
The table and narrative below sets forth information regarding each of our directors and our director nominees, including his or her age as of the date of the Annual Meeting, the year they first became directors, business experience during at least the past five years, public company boards they currently serve on or have recently served, and certain other biographical information and attributes that the Nominating and Corporate Governance Committee determined qualify them to serve as directors. The Nominating and Corporate Governance Committee believes that the director nominees and the other current directors have the following other key attributes that are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to serve on the Board and its committees.

Name	Age	Director Since	Current Position(s)	Independent	Committee
					Audit	Compensation	Nominating and Corporate Governance
Robert J. Majteles	52	2006	Chairman of the Board	X	X	X	Chairman
Joshua L. Berman	47	2007	Director	X	X	Chairman
Aaron Coleman	42	2017	Chief Executive Officer and Director
Sol Khazani	59	2001	Director
Warren B. Phelps III	70	2007	Director	X	Chairman		X
Bradley E. Wilson	43	2013	Director	X			X
Barbara Palmer	51	2013	Director	X		X
Jay K. Greyson	52	2014	Director	X	X
Class II Director Nominees
Joshua L. Berman has been a director since October 2007.  Mr. Berman is currently a general partner at Troy Capital Partners where he has served since the beginning of 2016. Troy Capital Partners is a new venture and strategic opportunities fund investing primarily in early stage and emerging companies within the Southern California ecosystem.  Mr. Berman has a long track record in building and running internet businesses. A founder of MySpace.com, Mr. Berman held the position of Chief Operating Officer from 2003 until the company was sold to News Corp, at which time he transitioned to manage Slingshot Labs, an internet incubator dedicated to building and developing new web ventures for News Corp. In 2010 Mr. Berman left Slingshot Labs to co-found e-commerce platform BeachMint and served as the company’s Chief Executive Officer from 2010 through 2014. Following a merger between BeachMint and Conde Nast, Mr. Berman became Chief Executive Officer of The Lucky Group prior to his departure in 2015. Previous to MySpace, Mr. Berman co-founded and managed successful Internet companies: ResponseBase and Xdrive Technologies. Prior to his start-up life, Mr. Berman was a management consultant with PricewaterhouseCoopers. Mr. Berman received his MBA from the University of Southern California, and holds a Bachelor’s Degree from UC Santa Barbara.  We believe that Mr. Berman is qualified to serve as a director due to his industry knowledge and service as Chief Operating Officer or President of internet companies, including internet marketing and social networking, combined with his strong accounting and financial background and management experience.
Sol Khazani is a co-founder of the Company and has been a director since January 2001. Mr. Khazani also served as our Chairman of the Board from January 2001 to March 2007, as our Chief Financial Officer from January 2001 to April 2005 and as a Vice President from October 1995 to January 2001. From 1995 through December 2008, Mr. Khazani served as the Vice President of American Condenser, Inc., a company that he co-founded which manufactures air-conditioning condensers for automotive and industrial applications. Mr. Khazani is also the co-founder and serves as financial director of the non-profit organization Women for World Health. In addition, Mr.Khazani serves on the board of Plasticos Foundation, a non-profit organization. Mr. Khazani holds a B.S. degree in accounting and an M.B.A. from National University in San Diego. We believe that Mr. Khazani’s prior service as a co-founder and Chief Financial Officer of the Company, combined with his prior industry experience, provide invaluable insight to the Company and qualify him to serve as a director.
Robert J. Majteles has been a director since November 2006 and has been our Chairman of the Board since March 2007. Mr. Majteles is the managing partner of Treehouse Capital, LLC, an investment firm he launched in 2000. Treehouse’s portfolio includes private and public companies, passive and active investments, and investment funds. Mr. Majteles often serves as an active and involved board member for the companies in Treehouse’s portfolio and Mr. Majteles is also an investor in and an advisor to Backstage Capital and is an operating partner with Oak Investment Partners, a venture capital firm. Prior to launching Treehouse, Mr. Majteles was the Chief Executive Officer of three different technology companies. Mr. Majteles has also been an investment banker and a mergers and acquisitions attorney. Mr. Majteles is also on the board of Rightside, Inc., a leading provider of domain name services, where he has served since August 2014, and previously served as a board member of iPass, Inc., a leading provider of global mobile connectivity, from 2009 through June 2015. Mr. Majteles obtained his B.A. from Columbia University in 1986 and his J.D. from Stanford University in 1989. We believe Mr. Majteles is qualified to serve as a director due to his prior executive experience at technology companies, combined with his operational oversight gained through his investments and extensive board service in numerous technology companies.

Directors Whose Terms Continue
Class III Directors - Terms Expiring at the 2018 Annual Meeting of Stockholders
Aaron E. Coleman has been our Chief Executive Officer and a director since March 2017 and our President since October 2016. He previously served as our Chief Operating Officer from September 2010 to March 2017. Prior to that time, Mr. Coleman served as our Executive Vice President of Operations and Chief Information Officer from April 2008 until September 2010. From July 2007 to April 2008, Mr. Coleman served as Senior Vice President - Online Systems at Blockbuster Inc., which he joined as Vice President - Online Systems in March 2005. From April 2003 to March 2005, he was the Chief Technology Officer of Travelweb LLC, which is owned by priceline.com Incorporated, and was responsible for all aspects of Travelweb’s technology, including the technology for Travelweb.com and over 40 affiliate websites, as well as the booking gateway for the merchant property processing for Orbitz and priceline.com. Mr. Coleman’s prior experience also includes serving as Manager of the Customer Technology Infrastructure group at American Airlines. Mr. Coleman holds a B.A. degree in Business Administration from Gonzaga University. We believe Mr. Coleman’s valuable business and leadership experience, particularly in the e-commerce industry, combined with his intimate knowledge of our financial and operational status gained through his various executive roles at the Company, qualifies Mr. Coleman to serve as a director.
Warren B. Phelps III has been a director since September 2007.  Since January 2013 he has served as Executive Chairman of Empower RF Systems, a developer and manufacturer of high power RF amplifiers for the defense and commercial markets.  From October 2009 until December 2012, Mr. Phelps served as the Chairman and Chief Executive Officer of Empower.  From 2000 until his retirement in September 2006, Mr. Phelps served in several executive positions for Spirent plc, a leading communications technology company, most recently as President of the Performance Analysis Broadband division.  From 1996 to 2000, Mr. Phelps was at Netcom Systems, a provider of network test and measurement equipment, most recently as President and Chief Executive Officer.  Prior to that, Mr. Phelps held executive positions, including Chairman and Chief Executive Officer, at MICOM Communications and in various financial management roles at Burroughs/Unisys Corporation.  Mr. Phelps current serves on the board of directors of a privately held company and on the Board of Trustees of St. Lawrence University.  Mr. Phelps holds a B.S. degree in mathematics from St. Lawrence University in Canton, New York and an M.B.A. from The University of Rochester in Rochester, New York. We believe that Mr. Phelps is qualified to serve as a director due to his financial background, including his qualifications as an audit committee financial expert, as well as his executive management experience across numerous technology companies.
Bradley E. Wilson has been a director since November 2013. Mr. Wilson has served as an independent consultant in the digital, omni-channel and e-commerce landscape since October 2016. From July 2016 through October 2016, Mr. Wilson served as the President of Shoes.com Technologies, an e-commerce retailer, before resigning due to misalignment over the company’s strategic direction and operating plan. From January 2015 through July 2016, Mr. Wilson served as the General Manger for Travelocity’s business unit within Expedia, Inc., where he had full responsibility for retail operations and profitability of the business. Prior to this role, he served as the Chief Marketing Officer for Travelocity from 2011 to January 2015, where he was responsible for brand strategy, marketing efficiency, and customer lifecycle management. Before joining Travelocity, Mr. Wilson served as Senior Vice President of Marketing and Brand Management for Nutrisystem. Mr. Wilson also previously served in marketing and customer acquisition for both Match.com and Blockbuster Online. Mr. Wilson holds a B.S. degree from the University of Texas and an M.B.A. from the Cox School of Business at Southern Methodist University. We believe that Mr. Wilson is qualified to serve as a director due to his combined online marketing expertise and operational management experience from serving as an executive for leading consumer brands on the internet.
Class I Directors - Terms Expiring at the 2019 Annual Meeting of Stockholders
Barbara Palmer has been a director since November 2013 and since February 2016 has served as a marketing and executive leadership consultant. Prior to that time, Ms. Palmer served as Chief Revenue Officer of CallFire, Inc., a communications software technology company in Santa Monica, California from January 2014 to February 2016. From April 2008 to January 2014, Ms. Palmer held the role of President of The Search Agency, Inc., the largest independent search marketing agency in the country. Before joining The Search Agency, Ms. Palmer served as a partner in 2 Degrees Ventures, a branded entertainment agency and as the Senior Vice President Marketing Operations for Ameriquest Mortgage Company. She has also served as Senior Vice President Marketing Operations at United Online, Inc., parent company to internet brands NetZero and Juno, as well as various other roles in entertainment marketing. Ms. Palmer was honored with the Los Angeles Women of Influence Award from the Los Angeles Business Journal in 2016 and holds a B.S. degree from Ithaca College. We believe that Ms. Palmer is qualified to serve as a director due to her operational experience and service as Chief Revenue Officer and President of companies within various industries, combined with her financial background and management experience.
Jay K. Greyson has been a director since June 2014. Since 2006, Mr. Greyson has been the Co-founder of Supply Chain Equity Partners, a private equity firm focused on the distribution and logistics industry. Also, since 2006, Mr. Greyson has served as the Co-founder, Managing Director, and Principal of Vetus Partners, an investment bank, and previously served as Chief Compliance Officer of Vetus Securities, a registered broker dealer, from 2006 through November 2014 . Prior to that, from 2000 to 2006, Mr. Greyson served as a Director of Brown Gibbons Lang & Company, an investment bank. Also, Mr. Greyson has served as a General Manager and Vice President of several leading electronic manufacturers. Mr. Greyson also serves on the Board of Directors of several private companies as Chairman, Operating Director, and Director. Mr. Greyson holds a B.S. degree in Electrical Engineering from the University of Virginia and an M.B.A. from the University of Chicago. We believe that Mr. Greyson is qualified to serve as a director due to his leadership experience in private equity and investment banking, combined with his financial background and management experience in the manufacturing industry.
Family Relationships
There are no family relationships among any of our directors, executive officers and director nominees.

CORPORATE GOVERNANCE
Code of Ethics and Business Conduct
Our Board of Directors has adopted a Code of Ethics and Business Conduct which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics and Business Conduct is available on the Investor Relations section of our website at www.usautoparts.net which can be directly accessed at http://investor.usautoparts.net/. We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct, and any waivers of provisions of the Code of Ethics and Business Conduct required to be disclosed under the rules of the SEC, at the same location on our website. The information contained in, or that can be accessed through, our website does not constitute a part of this proxy statement.
Director Independence
The Board reviewed the independence of each of our directors on the basis of the standards adopted by the NASDAQ Stock Market (“NASDAQ”). During this review, the Board considered transactions and relationships between the Company, on the one hand, and each director, members of his or her immediate family, and other entities with which he or she is affiliated, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the director is independent under the NASDAQ Rules. After the review, the Board of Directors has determined that Messrs. Berman, Majteles, Phelps, Greyson, and Wilson and Ms. Palmer each satisfy the requirements for “independence” under the listing standards of the NASDAQ Rules.
The Board has, additionally, maintained a separation between the seats of Chairman and Chief Executive Officer since we went public in 2007 in recognition of the different demands and responsibilities of the roles and to emphasize the independence of the role of Chairman. For example, the separate roles allow us to have a Chairman focused on the leadership of the Board providing our Chief Executive Officer with the ability to focus more of his time and energy on managing our operations. The Board also meets regularly in executive session without the presence of management.

Board Oversight of Risk
The Board is responsible for overseeing our risk management but its duties in this regard are supplemented by the Audit Committee, which is responsible for discussing with management and our independent auditors policies with respect to risk assessment and risk management, including the process by which we undertake major financial and accounting risk assessment and management. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full Board periodically engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairman of the Audit Committee. The Audit Committee meets privately with our management team in order to assess the overall control environment and “tone at the top” and to provide the Audit Committee with direct feedback as to any control or oversight issues. Other committees, including the Compensation Committee, review risks relevant to their particular areas of responsibility, such as whether the compensation of executive management encourages them to take undue risk. These matters are reviewed at Board meetings as well and, if deemed necessary and appropriate, in executive session with only the independent directors present. Our management team has the primary responsibility for identifying and managing the known, material risks which could affect our operating and financial performance. At least annually, upon reviewing and establishing the financial and operating targets for the next fiscal year, the management team reviews with the full Board the key risks facing the Company during the upcoming year and the plans the Company has put in place to mitigate those risks, and the management team reviews subsets of risk on a more frequent basis with the Board.

Board Committees and Meetings
Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on the Investor Relations section of our website at www.usautoparts.net.
During fiscal 2016, the Board of Directors and the various committees of the Board held the following number of meetings: Board of Directors - 6; Audit Committee - 5; Compensation Committee - 6; and Nominating and Corporate Governance Committee - 5. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively. We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders; however, directors are encouraged to attend all such meetings. All of our directors attended our 2016 Annual Meeting of Stockholders.
Audit Committee. Our Audit Committee consists of Messrs. Phelps, Berman, Greyson, and Majteles. Mr. Phelps is the Chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is independent under the NASDAQ Rules and Rule 10A-3 under the Exchange Act. Mr. Phelps qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The primary functions of this committee include the following:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent auditors;

•	appointing from time to time, engaging, determining the compensation of, evaluating, providing oversight of the work of and, when appropriate, replacing our independent auditors;

•
reviewing our financial statements and periodic reports and discussing the statements and reports with our management and independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;

•	reviewing our financing plans and reporting recommendations to our full Board of Directors for approval and to authorize action; and

•	administering and discussing with management and our independent auditors our Code of Ethics and Business Conduct.
Our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee. Our independent auditors report directly to the Audit Committee and they also have unrestricted access to this committee.
Compensation Committee. Our Compensation Committee consists of Messrs. Berman and Majteles and Ms. Palmer. Mr. Berman is the Chairman of our Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is independent under the NASDAQ Rules. The primary functions of this committee include the following:

•
determining the compensation and other terms of employment of our executive officers and senior management, and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	recommending to our Board of Directors the type and amount of compensation to be paid or awarded to members of our Board of Directors;

•
evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	administering the issuance of stock options and other equity incentive arrangements under our equity incentive plans; and

•
reviewing and approving the terms of employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers and senior management.

A more detailed description of the role of the Compensation Committee, including the role of executive officers and consultants in compensation decisions, can be found under “Executive Compensation and Other Information - Compensation Discussion and Analysis” below.
Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee of our Board of Directors during fiscal 2016 were Messrs. Berman, Majteles and Ms. Palmer. None of the members of our Compensation Committee at any time has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during fiscal 2016. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Messrs. Majteles, Phelps and Wilson. Mr. Majteles is the Chairman of our Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the NASDAQ Rules. The primary functions of this committee include the following:

•	identifying qualified candidates to become members of our Board of Directors;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	selecting candidates to fill vacancies of our Board of Directors; and

•	overseeing the evaluation of our Board of Directors.
The Nominating and Corporate Governance Committee generally seeks directors with strong reputations and experience in areas relevant to the operations and strategies of the Company’s business. In connection with their recommendations regarding the size and composition of the Board, the Nominating and Corporate Governance Committee reviews the appropriate qualities and skills required of directors in the context of the then current make-up of the Board and the needs of the Company. The Nominating and Corporate Governance Committee generally identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experiences; and recommends director nominees to the Board for approval. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, th Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that as a group, the Board will possess the appropriate talent, skills, insight and expertise to oversee our business. The Nominating and Corporate Governance Committee assesses each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, his or her ability to think and act independently and with sound judgment, and ability and commitment to serve our and its stockholders’ long-term interests. All factors considered by the Nominating and Corporate Governance Committee are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in our business, our future opportunities and strategic plans, and other trends, as well as the portfolio of skills and experience of current and prospective directors.
The Nominating and Corporate Governance Committee generally leads the search for and selects, or recommends that the Board select, candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, a review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee may in the future engage the services of a third-party search firm to identify director candidates.
The Nominating and Corporate Governance Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement. This committee will evaluate such recommendations applying its regular nominee criteria. Eligible stockholders wishing to recommend a director nominee must submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the Company’s address set forth on the first page of this proxy statement by the deadline for stockholder proposals set forth in the prior year’s proxy statement, specifying the following information: (a) the name and address of the nominee, (b) the name, address and phone number of the stockholder making the nomination and of the director nominee, (c) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice, (d) the nominee’s qualifications for membership on the Board, (e) a resume of the candidate’s business experience and educational background as well as all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director, (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder, (g) all other companies to which the nominee is being recommended as a nominee for director, and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director, if elected. In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the recommending stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee has the discretion to decide which individuals to recommend for nomination as directors.
No candidates for director nominations were formally submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the election of a director at the Annual Meeting. The director nominees standing for election at this Annual Meeting are current directors of the company.
Stockholder Communications to the Board
Our Board of Directors has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our Corporate Secretary at 16941 Keegan Avenue, Carson, California 90746. The name of any specific intended Board recipient should be noted in the communication. Our Corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and substantive corporate or Board matters. Communications that are of a commercial or frivolous nature, or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board.
Policy on Stock Hedging
All directors and executive officers are prohibited from engaging in short-term or speculative transactions involving our securities, such as publicly traded options, short sales, puts and calls, and hedging transactions.

PROPOSAL TWO:
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
RSM US LLP (“RSM”) has audited our consolidated financial statements since 2015. The Audit Committee has selected RSM to continue in this capacity for the fiscal year ending December 30, 2017 (“fiscal 2017”). We are asking our stockholders to ratify the selection by the Audit Committee of RSM as our independent auditors to audit our consolidated financial statements for fiscal 2017 and to perform other appropriate services. Stockholder ratification of the selection of RSM as our independent auditors is not required by our bylaws or otherwise. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time if the committee feels that such a change would be in our best interests and in the best interests of our stockholders.
A representative of RSM is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Changes in Independent Registered Public Accounting Firm

The Audit Committee conducted a competitive selection process to determine the Company’s independent registered public accounting firm for fiscal 2015. As a result of this process, on August 28, 2015, the Audit Committee dismissed Deloitte &Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm effective immediately. Contemporaneously, the Audit Committee approved the engagement of RSM as the Company’s independent registered public accounting firm for fiscal 2015.

The reports of Deloitte on the Company’s consolidated financial statements as of and for the years ended January 3, 2015 (“fiscal 2014”) and December 28, 2013 (“fiscal 2013”) did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During fiscal 2014 and fiscal 2013, and the subsequent interim period through August 28, 2015, there were no (a) disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter thereof in connection with its reports for such periods; or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

The Company provided Deloitte with a copy of the disclosures made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC and requested from Deloitte a letter addressed to the SEC indicating whether it agreed with such disclosures. A copy of Deloitte’s letter dated September 2, 2015 was attached as Exhibit 16.1 to the Report.

During fiscal 2014 and fiscal 2013, and during the subsequent interim period through August 28, 2015, the Company did not consult with RSM regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.
Stockholder Approval
The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is being sought to ratify the selection of RSM as our independent registered public accounting firm for fiscal 2017.

Recommendation of Our Board of Directors
Our Board of Directors recommends that the stockholders vote “FOR” the ratification of the selection of RSM as our independent registered public accounting firm for fiscal 2017.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accountant Fees
The following table sets forth the fees billed to us for fiscal 2016 and fiscal 2015 by RSM:

	Fiscal 2016	Fiscal 2015
Audit Fees	$525,669	$483,683
Audit Related Fees	21,700	31,000
Tax Fees	16,066	—
Total	$563,435	$514,683
Audit Fees. Audit fees consisted of fees billed by RSM for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements.
Audit Related Fees. Audit related fees for fiscal 2016 consisted of fees billed by RSM for professional services rendered in connection with reviews of registration statements and other accounting consultations not qualifying under audit fees. Audit related fees for fiscal 2015 consisted of fees billed by RSM for professional services rendered in connection with an annual review of AutoMD’s financial statements, reviews of registration statements and other accounting consultations not qualifying under audit fees.
Tax Fees. Tax fees represent services for state and local sales taxes and possible net operating loss deduction limitations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
All engagements for services by RSM and Deloitte are subject to prior approval by the Audit Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee approved all services provided by RSM and Deloitte for fiscal 2016 and fiscal 2015.

AUDIT COMMITTEE REPORT*
The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K for that year.
In carrying out its responsibilities under the Audit Committee Charter, which is available by accessing the investor relations section of our website at http://investor.usautoparts.net/, the Audit Committee, among other things, supervises the relationship between the Company and its independent auditors, including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, pre-approving audit engagement fees and non-audit services and evaluating their independence. The Audit Committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The Audit Committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.
The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include (i) auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and (ii) auditing the financial statements and expressing an opinion on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting.
The Audit Committee met five times during fiscal year 2016. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include sessions with the Company’s independent auditor and management present and regular sessions without the presence of the Company’s management.
As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with management and the Company’s independent auditors, the audited financial statements of the Company for the fiscal year ended December 31, 2016. The Audit Committee discussed with the independent auditors such matters as are required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees), relating to the conduct of the audit. The Audit Committee also discussed the independence of the auditors from the Company and its management, including the matters in the written disclosures the Audit Committee received from the independent auditor as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence.
Based on its review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC. The Audit Committee has also selected RSM as the Company’s independent auditors for fiscal year 2017.

Submitted by the Audit Committee
of the Board of Directors:

Warren B. Phelps III, Chairman
Joshua L. Berman
Jay Greyson
Robert J. Majteles

____________________________
* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

PROPOSAL THREE:
ADVISORY RESOLUTION ON THE COMPANY’S EXECUTIVE COMPENSATION
As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, our stockholders are enabled to approve an advisory resolution on our executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured the Company’s executive compensation program to achieve the following key objectives:

•	attract, retain and motivate top quality executives;

•	create economic incentives which are directly linked to the Company’s financial performance and stockholder value; and

•	link the creation of stockholder value with individual goals.
Our executive compensation has a number of features designed to promote these objectives, including a base salary sufficient to ensure that the executive is not motivated to take on undue risk, bonus compensation awarded upon the Company successfully achieving certain EBITDA thresholds, and equity awards designed to align the interests of our executives with those of our stockholders.
We urge you to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve its compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the compensation of its named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating the Company’s executive compensation program.
Stockholder Approval
Advisory approval of this proposal requires the vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.
Recommendation of our Board of Directors
Our Board of Directors recommends that the stockholders vote “FOR” the above “Say on Pay” Proposal

PROPOSAL FOUR:

ADVISORY VOTE ON THE FREQUENCY OF THE FUTURE ADVISORY VOTES
ON THE COMPANY’S EXECUTIVE COMPENSATION
In Proposal Three above, we are asking stockholders to vote on an advisory resolution on executive compensation. Pursuant to the Dodd-Frank Act and Schedule 14A of the Exchange Act, in this Proposal Four we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years.
After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every three years (triennially). We believe that this frequency is appropriate for a number of reasons. Most significantly, our compensation programs are designed to reward long-term performance. Thus, we encourage our stockholders to evaluate our executive compensation programs over a multi-year horizon and to review the compensation of the named executive officers over the past three fiscal years. In addition, we believe that a triennial advisory vote on executive compensation reflects the appropriate time frame to enable the Compensation Committee and the Board of Directors to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate any such adjustments to our executive compensation programs.
The Board of Directors is aware of and took into account views that some have expressed in support of conducting an annual advisory vote on executive compensation, and in fact, as more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee performs annual benchmarking in order to ensure that we are in-line with our peers in compensating our named executive officers. We are aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability. We believe that, because our executive compensation programs have typically not changed materially from year-to-year and are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs. Additionally, we currently believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, and we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.
We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
Stockholder Approval
The frequency that receives the vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency selected by the stockholders.
Recommendation of our Board of Directors

Our Board of Directors recommends that the stockholders vote to conduct future advisory votes on the Company’s executive compensation “EVERY THREE YEARS.”

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Officers
The table below sets forth certain information regarding our current executive officers.

Name	Age	Current Position(s)
Aaron Coleman	42	Chief Executive Officer
Neil Watanabe	62	Chief Financial Officer
David Eisler	39	Vice President, General Counsel and Secretary
________________
The following is certain biographical information describing the business experience of each of our executive officers who is not a director. The biography of Mr. Coleman appears earlier in this proxy statement. See “Proposal One: Election of Directors - Information about Directors and Nominees.”
Neil Watanabe was appointed as Chief Financial Officer in March 2015. Mr. Watanabe has over 30 years of finance, accounting and operational experience and has served as the Chief Financial Officer for both public and private national retail companies. Prior to his appointment as the Company's Chief Financial Officer, Mr. Watanabe recently served as Chief Operating Officer for National Stores, a discount department store chain that operates more than 300 locations, from May 2014 to March 2015. Prior to joining National Stores, from 2006 until May 2014, Mr. Watanabe was the Executive Vice President and Chief Financial Officer for Anna's Linens, a national textiles and home goods store that operates more than 300 locations. Mr. Watanabe, a veteran financial executive, has also served as the Chief Financial Officer for Shoe Pavilion, Elizabeth Arden Red Door Spas, Sears Health and Nutrition, PetSmart, Mac Frugal Bargain Closeout, Kay Bee Toys, and Motherhood Maternity. Mr. Watanabe began his career with Montgomery Ward and Filenes Basement. He is a graduate of the University of California, Los Angeles with a Bachelor of Arts and obtained certification as a Public Accountant in Illinois.
David Eisler has been our Vice President, General Counsel and Secretary since June 2015. Prior to his appointment, Mr. Eisler served as the Vice President, General Counsel of ImaginAb, Inc., a venture-backed biotechnology company, from September 2014 to June 2015, and as the Vice President, General Counsel of Reva Medical, Inc., a publicly traded medical device company, from February 2014 to April 2014. From July 2013 to January 2014, Mr. Eisler was the Senior Vice President, General Counsel at The Active Network, Inc., the leading provider of Activity and Participant ManagementTM solutions, where he led the successful sale of the public company to a private equity firm for over $1 billion. Mr. Eisler also served as the Vice President, Senior Securities and Corporate Counsel at The Active Network, Inc. from September 2011 to July 2013. From October 2005 to September 2011, Mr. Eisler served as a corporate associate at DLA Piper LLP. Mr. Eisler also served as a corporate associate at Dorsey & Whitney LLP from September 2003 to October 2005. Mr. Eisler holds a B.B.A. from Emory University’s Goizueta Business School and a J.D. from Boston University.
Our executive officers are elected by our Board of Directors and serve at the discretion of our Board until their successors have been duly elected and qualified or until their earlier resignation or removal.
Compensation Discussion and Analysis
This section explains our executive compensation program as it relates to the “named executive officers” listed below whose 2016 compensation information is presented in the tables following this discussion in accordance with SEC rules. The primary objective of our executive compensation policies and programs is to serve our stockholders by attracting, retaining and motivating talented and qualified executives. We believe this best serves our stockholders by providing a stable management team that is focused on long-term growth and profitability without incurring undue risk.

The three key elements of the current executive compensation program are annual base salary, bonuses, and long-term, equity-based incentives. We also provide certain of our executive officers with severance and change-in-control benefits as well as limited perquisites and other personal benefits. Our discussion below contains an additional explanation of each of these elements.
In evaluating the mix of these compensation components, as well as the short-term and long-term value of the executive compensation plans, the Compensation Committee considers both the performance and skills of each executive, as well as the compensation paid to those executives in similar organizations with similar responsibilities. We focus on providing a competitive compensation package which provides significant short and long-term incentives for the achievement of measurable corporate and individual performance objectives. We focus on, among other things, the following five elements in determining compensation:

•	Competition. Compensation should reflect the competitive marketplace, so that the Company can attract, retain, and motivate key executives of superior ability who are critical to our future success.

•
Accountability for Business Performance. Compensation should be tied in part to overall Company financial performance, so our executive officers are held accountable through their compensation both in salary and in long-term incentive compensation.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

•
 Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through the grant of equity-based awards which serve to align our executive officer’s interests with those of our stockholders.

•
 Likelihood of Compensation Structure to Encourage Excessive Risk Taking. Compensation, while tied in part to Company financial and stock performance, should not be tied in such a way as to encourage our executive officers to take excessive risk in operating the business or consummating strategic projects designed to artificially inflate earnings or share price.

Additionally, the Board of Directors adopted, and the Company’s stockholders approved at the 2011 Annual Meeting of Stockholders, a say-on-pay policy pursuant to Section 14A - Shareholder Approval of Executive Compensation, of the Exchange Act. Every three years, stockholders are able to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement. This advisory say-on-pay resolution is non-binding on the Board of Directors, however, the Board of Directors and the Compensation Committee carefully review and consider the voting results when evaluating the Company’s executive compensation, in the applicable years when advisory votes are solicited. The Board of Directors and the Compensation Committee carefully evaluated the results of the most recent stockholder advisory vote of executive compensation, which occurred in fiscal 2014, and considered this vote to be a strong endorsement of the Company’s policies and practices and has determined to conduct its review of executive compensation consistent with past practice. This advisory say-on-pay resolution is being voted on at the 2017 Annual Meeting as described in detail in this Proxy Statement under Proposal 3. Also, unless the Board of Directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, which is currently set at every three years, the next scheduled say-on-pay vote will be at the 2020 Annual Meeting of Stockholders.
Decisions regarding executive compensation are the primary responsibility of our Compensation Committee, in consultation from time to time with the Board of Directors, management and compensation consultants. In 2007, in connection with our initial public offering, we had retained Compensia Inc. (or “Compensia”), an independent compensation consultant company, to assist us in establishing a compensation program which includes objective criteria and formalized policies with respect to the determination of compensation amounts for our executives. As part of our annual evaluation of executive compensation, we engaged Compensia each year following the initial public offering, except fiscal 2012, in order to ensure that the Company remained competitive in attracting and retaining talented executives. To assist with 2016 compensation decisions, the Chief Executive Officer prepared an assessment of the Company’s overall performance in fiscal 2015, each individual’s performance during fiscal 2015, as well as a review of how each executive’s 2016 proposed compensation compared with the executives in the peer group companies provided in Compensia’s report for fiscal 2016, and recommended to the Compensation Committee base salary amounts, annual performance goals and annual incentive compensation for all executive officers except himself based upon those goals. When making 2016 compensation decisions, the Compensation Committee reviewed this report, assessed the Chief Executive Officer with regard to his own performance and established and made the final determinations regarding compensation of our named executive officers. Our Compensation Committee utilized the services of Compensia to assist them in establishing a compensation program which includes objective criteria and formalized policies with respect to the determination of compensation amounts for our executives for fiscal 2016. Our Compensation Committee relied on Compensia’s report for fiscal 2016 to consider changes to the overall compensation for our named executive officers. Compensia’s report for fiscal 2016 noted that during 2015 both base salaries and total compensation for our named executive officers generally approximated or fell below the 25th percentile for our designated peer group. Compensia’s report for fiscal 2016 recommended the Compensation Committee consider increasing base salaries, target incentive opportunities, and equity compensation to better align with our peer group.
The components of our executive compensation program generally include (a) base salaries; (b) annual bonuses in the form of performance based cash and equity incentives; (c) annual equity grants; and (d) in certain cases, other long-term equity incentive opportunities. Executives also participate in employee benefit programs available to the broader employee population such as our 401(k) plan and health insurance. We also maintain a deferred compensation plan for employees of the Company earning greater than $120,000 annually, in which such employees are eligible to participate and for which the Company matches 50% of contributions up to 2% of annual base salary. Our executive compensation program is intended to provide executives with overall levels of compensation that are competitive within the e-commerce industry, as well as within a broader spectrum of companies with comparable revenues and market capitalizations.
In 2016, our Compensation Committee utilized the services of Compensia for a new compensation report. As part of best market practices the Company’s peer group for 2015 was reviewed to ensure an appropriate market comparison for 2016. Compensia and the Compensation Committee utilized the following peer group selection criteria: trailing twelve month revenues, market capitalization, employee headcount and industry. Based on the selection criteria, Compensia recommended and the Compensation Committee approved the following peer group companies for 2016:

●	Angie's List	●	Blue Nile	●	DHI Group (formerly Dice Holdings)
●	EnerNOC	●	Epiq Systems	●	Everyday Health
●	Internap	●	Liquidity Services	●	LivePerson
●	Millennial Media	●	PetMed Express	●	QAD, Inc.
●	QuinStreet	●	RetailMeNot	●	Rightside Group
●	Rocket Fuel	●	Rosetta Stone	●	TrueCar
●	United Online
Elements of Executive Compensation
Base Salary
We seek to provide our senior management with a base salary appropriate to their roles and responsibilities, and salaries for named executive officers (as set forth in the table below) are established and adjusted at the discretion of the Compensation Committee. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account market data, together with individual responsibilities, performance and experience.
2016 base salaries for each named executive officer on an annualized basis were as follows:

NAME AND TITLE	2016 BASE SALARY (1)
Shane Evangelist, Chief Executive Officer (2)	$435,689
Neil Watanabe, Chief Financial Officer	$306,000
Aaron E. Coleman, President and Chief Operating Officer (2)	$321,491
David Eisler, Vice President, General Counsel	$243,225
__________
(1) Base salaries reflect increases to base salaries approved by the Compensation Committee on January 21, 2016 and in effect as of December 31, 2016.
(2) Mr. Evangelist resigned as Chief Executive Officer on March 30, 2017 and Aaron Coleman, the Company’s President and Chief Operating Officer, was appointed as Chief Executive Officer following his resignation.

Annual Incentive Bonuses
In addition to base salary, our executives are eligible to earn annual incentive bonus compensation. Our incentive bonus plan ties the level of achievement of Company annual financial performance goals to the amount of annual incentive compensation that we pay to each of our executives. These performance goals have historically incorporated a combination of revenue and/or EBITDA thresholds, as well as individual performance, so as to encourage the executives to maximize the generation of profitable new business as well as optimizing the profitability and performance of existing business. As a result, a significant portion of our executives’ total compensation is dependent on the degree to which we achieve these performance goals. This provides an incentive for our executives to increase our performance with respect to these measures, and in turn increase stockholder value. This combination additionally limits the incentive for executives to take undue risk to maximize their incentive compensation. Incentive bonuses are established, adjusted and given final approval by the Compensation Committee, which has full discretion as to whether or not to award a given bonus. For 2016, incentive bonuses were established based upon Adjusted EBITDA goals. We define Adjusted EBITDA, a non-GAAP measure, as net income before net interest expense, income tax provision, depreciation and amortization expense and amortization of intangible assets, plus share-based compensation expense, impairment loss and restructuring costs. A reconciliation of Adjusted EBITDA to net income is provided in our Annual Report on Form 10-K.
Target incentive bonuses for our executive officers were established at 30% to 80% of their respective annual base salaries in alignment with Compensia’s report for fiscal year 2016, with Mr. Evangelist’s target bonus set at 80% of his base salary, Mr. Watanabe’s target bonus and Mr. Coleman’s target bonus each set at 50% of his respective base salary, and Mr. Eisler’s target bonus set at 30% of his base salary. Notwithstanding the foregoing, each named executive officer was granted performance based restricted stock units (“PRSUs”) in lieu of target cash bonus eligibility representing each executive’s target bonus for fiscal 2016. The Company’s target Adjusted EBITDA goal for an executive to receive a full payout of the PRSU award was $13.3 million for fiscal 2016, and the Company’s minimum Adjusted EBITDA goal for an executive to receive a fifty percent payout of the PRSU award was $11.9 million. No PRSUs would have been earned had the Company not achieved its minimum Adjusted EBITDA goal. The actual number of PRSUs earned by the named executive officer was assessed on a linear basis by the Compensation Committee based on the degree to which the Company achieved its Adjusted EBITDA goal for 2016. Vesting of the PRSUs was also contingent on the executive providing continued service through the Compensation Committee’s determination date. Each PRSU eligible to be earned was to be settled in one share of the Company’s common stock.
Each named executive officer was also eligible to receive a cash bonus award but only to the extent the Company achieved in excess of the Company’s target Adjusted EBITDA goal of $13.3 million for fiscal 2016. The amount of cash earned by the named executive officer was assessed by the Compensation Committee based on the degree to which the Company outperformed its target Adjusted EBITDA goal for 2016.
For fiscal 2016, the Company achieved $14.0 million in Adjusted EBITDA representing an approximately forty percent (40%) increase over the prior year. As a result, the PRSUs vested in full on March 3, 2017, the date the Compensation Committee certified that the target Adjusted EBITDA goals were met. In addition, because the Company exceeded its target Adjusted EBITDA for fiscal 2016, each named executed officer was also awarded a cash bonus as set forth below:

	BONUS PAID/GRANTED
NAME AND TITLE	CASH (1)	STOCK (2)
Shane Evangelist (3)	$44,789	$347,799
Chief Executive Officer
Neil Watanabe	$19,661	$151,280
Chief Financial Officer
Aaron E. Coleman (3)	$20,656	$158,939
President and Chief Operating Officer
David Eisler	$9,376	$72,149
Vice President, General Counsel
__________
(1) The amounts shown represent the named executive officer’s cash bonus awarded in excess of the named executive officer’s target bonus award for fiscal 2016 under the Company’s incentive bonus plan.

(2) The amounts shown represent the PRSUs granted in respect of the named executive officer’s target bonus award for fiscal 2016. The aggregate grant date fair value of the restricted stock unit awards as computed in accordance with FASB ASC Topic 718. Fair value is calculated using the closing price on the grant date ($2.64) as if these awards were vested and issued on the grant date. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” and “Note 7 to the Consolidated Financial Statements - Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(3) Mr. Evangelist resigned as Chief Executive Officer on March 30, 2017 and Mr. Coleman, the Company’s President and Chief Operating Officer, was appointed as Chief Executive Officer following his resignation.

Long-Term Equity Compensation
We believe that long-term performance of the Company is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards, and have established equity incentive plans to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. We do not have specific ownership percentage requirements for our executive officers, but in making additional awards, the Compensation Committee takes into consideration the ownership percentages of the executive officers of our peer group companies, as well as the balance between vested and unvested options and restricted stock unit awards held by the executive. All grants are made at the fair market value of the Company’s stock on the date of grant. Our Chief Executive Officer makes recommendations on equity awards to the Compensation Committee except with respect to his own equity awards which recommendations are made by the Chairman of the Compensation Committee. Following recommendation, the Compensation Committee considers the proposed grants. Annual grants for executives are generally reviewed in January of each year. If the hire date of an employee who is not an executive officer does not occur at the time of a Compensation Committee meeting, we may credit the employee with vesting time retroactive to hire date, but the exercise price of the option is always equal to the fair market value on the date of grant, no matter the vesting schedule. Initial grants for executive officer options are generally granted at the time of hire.
From time-to-time, we may grant equity based awards that vest based on the achievement of certain operational performance goals, which we believe help create incentives to help align our employees’ interests with the interests of stockholders. If such operational performance or goal is not met, then such awards would be forfeited. From time to time, we may also grant restricted stock units that vest based on continued service through a future service date with the Company to further promote retention of key employees. The awards have no value to the executive unless the executive remains employed with the Company for the full vesting period, and will be canceled if the executive terminates or retires within the vesting period. In 2016, Mr. Coleman was granted a restricted stock unit award under the Company’s 2007 Omnibus Incentive Plan covering 187,266 shares of the Company’s common stock. The restricted stock unit represents the right to receive shares of the Company’s common stock only when, and with respect to the number of shares, which have vested. The restricted stock unit will become fully-vested on January 21, 2018, subject to Mr. Coleman’s service to the Company through such date, provided, however, that if Mr. Coleman is terminated without cause or resigns for good reason (as defined under Mr. Coleman’s employment agreement) prior to January 21, 2018, then the restricted stock unit would become fully-vested on the date of such earlier termination or resignation.
Equity awards are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe stock options and restricted stock unit awards help us achieve this objective in several important ways: by aligning the employees’ interests with those of our stockholders, by motivating employees’ performance toward our long term success and by encouraging our executives and employees who have received option grants to continue their employment with us.
Compensia’s report for fiscal 2016 recommended the Company issue the named executive officer’s equity compensation at market levels as a retentive measure and consistent with market practices. The Compensation Committee considered the amount of unvested equity, the Company’s stock price, the executive’s total potential equity ownership and individual performance, and market retention value based on peer group data. Based on those factors and the recommendation of Compensia, the Compensation Committee issued our named executive officers new annual stock option awards during fiscal 2016 in addition to the PRSUs referenced under “-Annual Incentive Bonuses” above.
Equity compensation granted to the named executive officers and its grant date fair values are presented in the compensation tables, below.
Other Compensation
The Compensation Committee may determine or the Chief Executive Officer may recommend from time to time that an executive officer has performed in a manner that should be rewarded with a “spot” or extraordinary bonus. No such bonuses were paid to executive officers in fiscal 2016. Finally, our executive officers are eligible to receive the same benefits, including non-cash group life and health benefits, as well as a Company match of 50% of contributions to the Company’s 401(k) up to 6% of salary, that are available to all employees, plus a Company match of 50% of contributions to the Company’s non-qualified deferred compensation plan up to 2% of salary. Certain additional benefits are also provided to some of our executives such as a car allowance and payment of health insurance premiums, but each on a case-by-case basis.
Likelihood of Compensation Structure to Encourage Excessive Risk Taking
After a thorough review of the Company’s compensation policies as they apply to all employees and more specifically the executive officers, the Compensation Committee believes that the policies do not encourage unnecessary risk taking and the impact of risk that may be encouraged by the policies would not present a material adverse impact to the Company. We provide base salaries to provide stability and predictability of monthly income, and provide incentive cash or stock bonuses and long-term equity grants to encourage focus on profitability, growth and long term value of the Company.
Pension Benefits
We do not have any qualified or non-qualified defined benefit plans.
Non-Qualified Deferred Compensation
We have a non-qualified defined contribution plan that was established in January 2010; employees earning greater than $120,000 are currently eligible to participate in the plan. The plan utilizes a rabbi trust for protection of its assets, although in the event of bankruptcy the plan could become a general unsecured creditor of the Company. Participants may contribute up to

90% of their annual base salary and up to 100% of bonus awards and the Company matches 50% of contributions up to 2% of salary.
Equity Compensation Plans
We have shares of our common stock reserved for future issuance under four equity compensation plans, the 2006 Equity Incentive Plan, the 2007 Omnibus Incentive Plan, the 2007 New Employee Incentive Plan, and the 2016 Equity Incentive Plan.
2006 Equity Incentive Plan
Our 2006 Equity Incentive Plan (the “2006 Incentive Plan”) was adopted by our Board of Directors and approved by our stockholders in March 2006. A total of 4,365,340 shares of our common stock were previously reserved for issuance under the 2006 Incentive Plan. Under the 2006 Incentive Plan, we were authorized to grant to officers and other employees options to purchase shares of our common stock intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, and to grant to employees, consultants or independent advisors options that do not qualify as incentive stock options under the Internal Revenue Code. As of March 13, 2017, there were no options to purchase shares of common stock outstanding under the 2006 Incentive Plan.
2007 Omnibus Incentive Plan
We adopted the 2007 Omnibus Incentive Plan (the “2007 Omnibus Plan”) in January 2007, which became effective on February 8, 2007, the effective date of the registration statement filed in connection with our initial public offering. Under the 2007 Omnibus Plan, the Company was previously authorized to issue 2,400,000 shares of common stock under various instruments plus an automatic annual increase on the first day of each of the Company’s fiscal years beginning on January 1, 2008 and ending on January 1, 2017 equal to (i) the lesser of (A) 1,500,000 shares of Common Stock or (B) five percent (5%) of the number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of Common Stock as determined by the Company’s board of directors. Options granted under the 2007 Omnibus Plan generally expire no later than ten years from the date of grant and generally vest over a period of four years. The exercise prices of all option grants are equal to 100% of the fair market value on the date of grant. The 2007 Omnibus Plan allows for the grant of options to purchase common stock to non-employee directors. During 2016, we granted an aggregate of 953,678 restricted stock units and 680,000 options to purchase share of common stock under the 2007 Omnibus Plan, which reduced the shares of common stock reserved for future issuance under the 2007 Omnibus Plan. As of March 13, 2017, 411,864 restricted stock units were outstanding under the 2007 Omnibus Plan and options to purchase 5,728,213 shares of our common stock were outstanding under the 2007 Omnibus Plan at a weighted average exercise price of $2.72 per share. No shares are available for future grants under the 2007 Omnibus Plan following the Company’s adoption of the 2016 Equity Incentive Plan (the “2016 Incentive Plan”).
2007 New Employee Incentive Plan
We adopted the 2007 New Employee Incentive Plan (the “2007 New Employee Plan”) in October 2007. Under the 2007 New Employee Plan, the Company was authorized to issue 2.0 million shares of common stock under various instruments solely to new employees. Options granted under the 2007 New Employee Plan generally expire no later than ten years from the date of grant and generally vest over a period of four years. The exercise price of all option grants must be equal to 100% of the fair market value on the date of grant. As of March 13, 2017, no options to purchase shares of our common stock or other equity awards were outstanding under the 2007 New Employee Plan. No shares are available for future grants under the 2007 New Employee Plan following the Company’s adoption of the 2016 Incentive Plan.
AutoMD 2014 Equity Incentive Plan
AutoMD, our former subsidiary which recently filed for dissolution, adopted the AutoMD 2014 Equity Incentive Plan (the “2014 AutoMD Plan”) in November 2014. Under the 2014 AutoMD Plan, AutoMD was authorized to issue up to 1,950,000 shares of common stock of AutoMD under various instruments solely to employees, consultants and directors of

AutoMD. Options granted under the 2014 AutoMD Plan generally expired no later than ten years from the date of grant and generally vested over a period of four years. The exercise price of all option grants was equal to 100% of the fair market value on the date of grant. AutoMD filed for dissolution in March 2017, and as a result, each of the 1,410,000 options to purchase shares of AutoMD common stock which were outstanding at that time were terminated in accordance with the 2014 AutoMD Plan.
2016 Equity Incentive Plan
Our 2016 Incentive Plan was adopted by our Board of Directors in March 2016 and approved by our stockholders in May 2016. Subject to adjustment for certain changes in the Company’s capitalization, the aggregate number of shares of the Company’s common stock that may be issued under the 2016 Incentive Plan will not exceed the sum of (i) two million five hundred thousand (2,500,000) new shares, (ii) the number of unallocated shares remaining available for the grant of new awards under the Company’s prior equity plans described above (the “Prior Equity Plans”) as of the effective date of the 2016 Plan (which was equal to 3,894,000 shares as of May 31, 2016) and (iii) any shares subject to a stock award under the Prior Equity Plans that are not issued because such stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued, that are not issued because such stock award is settled in cash, that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or that are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award. In addition, the share reserve will automatically increase on January 1st of each year, for a period of nine years, commencing on January 1, 2017 and ending on (and including) January 1, 2026, in an amount equal to one million five hundred thousand (1,500,00) shares per year; however the Board of Directors of the Company may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares of common stock than would otherwise occur pursuant the automatic increase.
Options granted under the 2016 Incentive Plan generally expire no later than ten years from the date of grant and generally vest over a period of four years. The exercise prices of all option grants are equal to 100% of the fair market value on the date of grant. The 2016 Incentive Plan allows for the grant of options to purchase common stock to non-employee directors. During 2016, we granted an aggregate of 320,000 options to purchase share of common stock under the 2016 Equity Incentive Plan, which reduced the shares of common stock reserved for future issuance under the 2016 Incentive Plan. As of March 13, 2017, 1,333,138 restricted stock units (including 470,159 PRSUs) were outstanding under the 2016 Equity Incentive Plan and options to purchase 760,000 shares of our common stock were outstanding under the 2016 Equity Incentive Plan at a weighted average exercise price of $3.56 per share. As of March 13, 2016, 6,291,514 shares of our common stock are reserved for future issuance under the 2016 Equity Incentive Plan.
Employment Contracts and Termination of Employment and Change of Control Arrangements
Employment Agreements with Named Executive Officers
In February 2014, the Company amended and restated the Employment Agreements with Mr. Evangelist, the Company’s then Chief Executive Officer, and Mr. Coleman, the Company’s then Chief Operating Officer. In March 2015, the Company entered into an Employment Agreement with Neil Watanabe, the Company’s Chief Financial Officer, and in June 2015, the Company entered into an Employment Agreement with David Eisler, the Company’s VP, General Counsel. Pursuant to the Employment Agreements, the following provisions apply upon a termination of an executive officer’s employment with the Company:

•
Upon an executive officer’s termination or resignation for any reason, all stock options granted to such officer that are outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one year measured from the date of such termination or resignation;

•
In the event of a death of a named executive officer or in the event an executive officer’s employment is terminated by the Company without “cause” as defined in the Employment Agreement or such officer resigns for “good reason” as defined in the Employment Agreement, he will be entitled to severance benefits consisting of, among other things, (i) (x) in the case of Messrs. Evangelist, Watanabe and Coleman, continuation of annual base salary for a period of one year following termination (provided however that if Mr. Watanabe or Mr. Coleman obtain other employment, then their respective severance payment shall be reduced after the first six months of the severance period by any amounts received from their new employer for the balance of the severance period), and (y) in the case of Mr. Eisler, continuation of annual base salary for a period of six months following termination (provided however that if Mr. Eisler is terminated without cause or resigns for good reason in connection with a change in control, as defined in the 2007 Omnibus Plan, Mr. Eisler shall be entitled to a severance period of one year, provided further that that if Mr. Eisler obtains other employment, then his severance payment shall be reduced after the first six months of the severance period by any amounts received from his new employer for the balance of the severance period), (ii) any unpaid annual target bonus for the fiscal year prior to the year of such termination or resignation (in an amount equal to the bonus percentage accrued by the Company pursuant to generally accepted accounting principles), (iii) a pro-rated portion of his target bonus for the year in which his employment was terminated or he resigned (in an amount equal to the bonus percentage accrued by the Company pursuant to generally accepted accounting principles), and (iv) except in the case of death, reimbursement for his COBRA payments for health insurance benefits for a period of one year; and

•
In the event a named executive officer’s employment is terminated by the Company without cause or such executive officer resigns for good reason within three months before, and ending twelve months following, a change in control, the vesting of all equity compensation awards, including all stock option awards, that are outstanding as of the date of such termination or resignation, shall accelerate in full (except with respect to any restricted stock units granted to such executive officer).

On March 30, 2017, Mr. Evangelist resigned as Chief Executive Officer and Mr. Coleman, the Company’s President and Chief Operating Officer, was appointed as Chief Executive Officer following his resignation. In connection with Mr. Coleman’s appointment as Chief Executive Officer, Mr. Coleman entered into an amended and restated employment agreement with the Company (the “Coleman Employment Agreement”) which provided for the following amended terms to Mr. Coleman’s compensation as approved by the Compensation Committee of the Board of Directors: (i) an increase in annual base salary to $400,000, (ii) an increase in annual target bonus equal to 80% of Mr. Coleman’s base salary under the Company’s Annual Bonus Plan, and (iii) an increase in Mr. Coleman’s automobile allowance to $15,000 per year. The Coleman Employment Agreement also provides that in the event Mr. Coleman’s employment is terminated by the Company without “cause” as defined in the Coleman Employment Agreement or he resigns for “good reason” as defined in the Coleman Employment Agreement, Mr. Coleman will be entitled to increased severance benefits consisting of an annual base salary for a period of one year following termination. The other terms of Mr. Coleman’s employment with the Company remain unchanged.
Restricted Stock Unit Agreements with Named Executive Officers
In addition, the Company has previously granted restricted stock unit awards and performance based restricted stock unit awards to its named executive officers, pursuant to which the unvested portion of such awards accelerate in full in the event such executive officer’s employment is terminated by the Company without cause or such executive officer resigns for good reason at any time.
AutoMD Stock Option Agreement with Mr. Evangelist
On February 16, 2015, AutoMD entered into a stock option agreement with Mr. Evangelist (the “AutoMD Option Agreement”), pursuant to which Mr. Evangelist received stock options to purchase 975,000 shares of common stock of AutoMD. Under the AutoMD Option Agreement, if Mr. Evangelist no longer provides service to AutoMD for any reason, all of his AutoMD stock options then outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one year measured from the date of such termination or resignation. Notwithstanding the preceding sentence, and in lieu of the foregoing, if Mr. Evangelist no longer provides service to AutoMD as a result of a termination without cause (as defined under the 2014 AutoMD Plan) or a resignation for good reason (as defined in his employment agreement with the Company), all of his AutoMD stock options then outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of two years measured from the date of such termination or resignation.
In addition, under the AutoMD Option Agreement, upon a change in control of AutoMD (as defined in the 2014 AutoMD Plan), the vesting and exercisability of all of Mr. Evangelist’s then unvested AutoMD stock options shall be accelerated in full.
AutoMD filed for dissolution in March 2017, and as a result, Mr. Evangelist’s 975,000 options to purchase shares of AutoMD common stock were terminated in accordance with the 2014 AutoMD Plan.

Tax and Accounting Impact of Executive Compensation
Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the chief executive officer and to each of the three other most highly compensated officers of a public company (other than the chief financial officer) to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit.
The Company annually reviews the compensation paid to its Chief Executive Officer and each of the three other most highly compensated officers to determine the deductibility of compensation under Section 162(m). Base salary, by its nature, does not qualify as performance-based under Section 162(m). The Company’s grants of performance-based stock and annual cash bonus payments may qualify as performance-based compensation.
For 2016, the Company believes all compensation paid to its executives is fully deductible by the Company without regard to Code Section 162(m).

Summary Compensation Table
The following table sets forth information regarding the compensation earned or awarded during the fiscal years ended December 31, 2016, January 2, 2016, and January 3, 2015 by our “named executive officers.”

Name and Title	Fiscal Year	Salary	Bonus (1)	Restricted Stock Awards(2)	Option Awards (3)	All Other Compensation (4)	Total
Shane Evangelist (5)	2016	435,689	44,789	347,799	108,075	39,752	976,104
Chief Executive Officer	2015	431,375	—	171,798	619,233	(6) 39,220	1,261,616
	2014	425,000	—	645,644	237,740	37,739	1,336,123
Neil Watanabe (7)	2016	306,000	19,661	151,280	36,025	44,967	557,933
Chief Financial Officer	2015	300,000	—	140,401	385,619	30,489	856,509
			—
Aaron Coleman (5)	2016	321,491	20,656	653,321	72,050	38,937	1,106,455
President and Chief	2015	315,188	—	78,453	59,735	38,209	491,585
Operating Officer	2014	306,375	—	448,905	148,558	36,617	940,585
David Eisler (8)	2016	243,225	9,376	72,149	36,025	12,642	373,417
VP, General Counsel	2015	235,000	—	34,935	164,079	5,538	439,552
__________
(1) The amounts shown represent the cash bonus awards earned by the named executive officers for the fiscal year ended December 31, 2016 and payable on March 3, 2017.

(2) The amounts shown represent the aggregate grant date fair value of restricted stock awards as computed in accordance with FASB ASC Topic 718. Fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” and “Note 7 to the Consolidated Financial Statements - Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(3) The amounts shown represent the aggregate grant date fair value of option awards as computed in accordance with FASB ASC Topic 718. For valuation assumptions, see our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” and “Note 7 to the Consolidated Financial Statements - Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(4) The table below shows the components of “All Other Compensation” for the named executive officers.

(5) Mr. Evangelist resigned as Chief Executive Officer on March 30, 2017 and Mr. Coleman was appointed as Chief Executive Officer following his resignation.

(6) The amount shown for Mr. Evangelist’s 2015 option awards consist of $89,603 of the Company’s options awarded under the 2007 Omnibus Incentive Plan and $529,620 of AutoMD’s options awarded under the 2014 AutoMD Plan.

(7) Mr. Watanabe commenced his employment in March 2015. The amount reported in the “Salary” column for Mr. Watanabe reflects his prorated salary earned for 2015.

(8) Mr. Eisler commenced his employment in June 2015. The amount reported in the “Salary” column for Mr. Eisler reflects his prorated salary earned for 2015.

Fiscal 2016 All Other Compensation Table

Name	Automobile Allowance	401(k) employer contribution	Deferred compensation, employer portion	Health insurance premiums and expenses	Total
Shane Evangelist	15,000	—	4,353	20,399	39,752
Neil Watanabe	12,000	4,582	3,055	25,330	44,967
Aaron E. Coleman	12,000	3,209	3,329	20,399	38,937
David Eisler	—	3,637	2,425	6,580	12,642
Grants of Plan-Based Awards
All plan-based awards granted to our named executive officers during 2016 were non-qualified stock options or restricted stock unit awards granted under our 2007 Omnibus Plan. The exercise price per share of each option granted to our named executive officers is equal to the closing sales price of a share of our common stock, as reported by the NASDAQ Stock Market, on the date of the stock option grant. The per share amounts represent the grant date fair value of such option awards as computed in accordance with FASB ASC Topic 718. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates” and “Note 7 to the Consolidated Financial Statements - Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Grants made to our named executive officers during fiscal year 2016 were as follows:

			All Other Stock Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award	Grant date
Shane Evangelist	(1)	1/21/16	131,742	—	—	347,799
	(2)	1/21/16	—	75,000	2.64	108,075
Neil Watanabe	(1)	1/21/16	57,303	—	—	151,280
	(2)	1/21/16	—	25,000	2.64	36,025
Aaron E. Coleman	(1)	1/21/16	60,204	—	—	158,939
	(3)	1/21/16	187,266	—	—	494,382
	(2)	1/21/16	—	50,000	2.64	72,050
David Eisler	(1)	1/21/16	27,329	—	—	72,149
	(2)	1/21/16	—	25,000	2.64	30,385
__________
(1) This restricted stock unit award represents the PRSUs granted by the Company as part of the named executive’s 2016 annual incentive bonus. The PRSU award became fully-vested on March 3, 2017 in accordance with its terms.

(2) This option award shall vest 25% on the first anniversary of the grant date, and the remainder of which shall vest in equal monthly installments thereafter over the subsequent three years, subject to such executive’s service to the Company through such dates.

(3) This restricted stock unit award represents the retention restricted stock units granted to Mr. Coleman which shall become fully vested on January 21, 2018, subject to Mr. Coleman's service to the Company through such date.

Outstanding Equity Awards at Fiscal Year-End
The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2016. Except as otherwise indicated below, each award was granted under the 2007 Omnibus Plan and vests as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter, subject in each case to such executive’s continued service through such date.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)(5)
Shane Evangelist	1/21/2016	—	75,000		2.64	1/20/2026
	1/21/2016	—	—		—	—	131,742	(2)	463,732
	1/29/2015	35,973	39,063		2.29	1/28/2025
	1/29/2015	468,480	506,520	(1)	1.00	1/28/2025
	2/14/2014	141,666	58,334		2.03	2/13/2024
	9/10/2013	174,106	40,179		0.99	9/09/2023
	5/15/2008	250,000	—		3.72	5/14/2018
	1/05/2009	500,000	—		1.59	1/04/2019
Neil Watanabe	1/21/2016	—	—		—	—	57,303	(2)	201,707
	1/21/2016	—	25,000		2.64	1/20/2016
	3/23/2015	146,562	188,438		2.18	3/22/2025
	3/23/2015	—	—		—	—	30,000	(3)	105,600
Aaron E. Coleman	1/21/2016	—	50,000		2.64	1/20/2026	—		—
	1/21/2016	—	—		—	—	187,666	(4)	659,176
	1/21/2016	—	—		—	—	60,204	(2)	211,918
	1/29/2015	23,958	26,042		2.29	1/28/2025
	9/10/2013	81,248	18,750		0.99	9/09/2023
	2/14/2014	88,541	36,459		2.03	2/13/2024
	1/05/2009	125,000	—		1.59	1/04/2019
David Eisler	1/21/2016	—	25,000		2.64	1/20/2026	—
	1/21/2016	—	—		—	—	27,329	(2)	96,198
	6/23/2015	50,625	84,375		2.23	6/22/2025
__________
(1) Represents stock options to purchases shares of common stock of AutoMD under the 2014 AutoMD Plan, 25% of which vest on the first anniversary of the grant date, and the remainder of which will vest in equal monthly installments thereafter over three years. In March 2017, AutoMD filed a certificate of dissolution with the State of Delaware and such options were terminated in accordance with the terms of the 2014 AutoMD Plan.

(2) This restricted stock unit award represents the PRSUs granted by the Company as part of the named executive’s 2016 annual incentive bonus. The PRSUs vested in full upon the determination of the Compensation Committee on March 3, 2017.

(3) The time-based restricted stock units vested in full on March 23, 2017.

(4) 100% of the time-based restricted stock units vest in full on the two year anniversary date of the grant subject to Mr. Coleman’s service to the Company through such vesting date.

(5) The market value of the unvested restricted stock awards is calculated by multiplying the number of units by the closing price of our common stock at December 30, 2016 (the last trading day of the fiscal year), which was $3.52.

Option Exercises and Stock Vested in Fiscal 2016
The following table sets forth the number of shares acquired upon the vesting of common stock by each named executive officer during fiscal 2016. There were no option exercises by the named executive officers during fiscal 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)(2)
Shane Evangelist	75,021	210,059
Neil Watanabe	34,404	96,331
Aaron Coleman	34,259	95,925
David Eisler	15,666	43,865
__________
(1) The vesting represents the vesting of the RSU’s granted by the Company as part of the named executive’s 2015 annual incentive bonus. The value realized on vesting is determined by multiplying (x) the number of shares that vested during 2016, times (y) the closing price of our common stock on NASDAQ on the applicable vesting date.
(2) Includes shares cancelled to satisfy tax withholding obligations.
Nonqualified Deferred Compensation
The following table shows for fiscal 2016 certain information regarding nonqualified deferred compensation benefits for the named executive officers:

Name	Executive Contributions in 2016	Company Contributions in 2016 (1)	Aggregate Earnings (Losses) in 2016 (2)	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2016 (3)
Shane Evangelist	$8,706	$4,353	$6,644	14,560	$57,203
Neil Watanabe	6,109	3,055	592	—	16,065
Aaron E. Coleman	9,628	3,329	2,662	11,081	44,424
David Eisler	4,850	2,425	483	—	11,002
__________
(1) All Company contributions have also been included under “All Other Compensation” in the Summary Compensation Table above.

(2) Aggregate annual earnings have not been included in the Summary Compensation Table above.

(3) Aggregate balance for Mr. Watanabe includes $3,588 which vests in March 2018 and the aggregate balance for Mr. Eisler includes $2,457 which vests in June 2018.
The Board of Directors determined that it is appropriate for retention of our executives to implement a deferred compensation plan so that employees earning greater than $120,000 annually could make contributions to their retirement in addition to those allowed under our 401(k) plan, which has required deferrals to be returned to certain employees who contributed more than 401(k) discrimination testing will allow under certain circumstances. The deferred compensation plan allows participants to defer as much as 90% of salary and 100% of any bonuses, and the Company matches 50% of any employee contributions, up to a maximum of 2% of salary and credited to the account at the end of each year. Company contributions vest over a 3-year period. The participant can elect to have contributions paid out at a date certain or upon retirement from the Company. Account balances can be paid out in lump sum or installments upon retirement or disability of the participant, but lump-sum payouts are mandatory upon termination of employment or death; change of control; or an “in-service” or date certain payout. The plan is funded through the purchase of company owned life insurance through a rabbi trust, and each participant is granted a death benefit of 3 times his or her salary. Total participant deferrals and Company contributions into the plan were $42,455 for the year ended December 31, 2016 including the amounts set forth in the table above.

Potential Payments upon Termination or Change in Control
The table below describes the potential payments or benefits to our named executive officers upon termination of employment due to death or disability, a termination by us without cause, or a resignation by the executive officer with good reason, in each case, as if each executive’s employment terminated as of December 31, 2016:

Name	Salary(1)	Bonus (1)(2)	RSU’s (Accelerated Vesting)(3)	Options (Accelerated Vesting)(1)(4)(5)	Cobra(1)	Auto(1)	PTO	Deferred Compensation Plan(6)	Total
Shane Evangelist (7)	435,689	44,789	463,732	302,755	20,807	15,000	58,650	—	1,341,422
Neil Watanabe	306,000	19,661	307,307	274,507	24,000	12,000	8,238	3,588	955,301
Aaron E. Coleman (7)	321,000	20,656	871,094	177,857	20,807	12,000	43,278	—	1,466,692
David Eisler	243,225	9,376	96,198	130,844	6,712	—	7,016	2,457	495,828

(1)
See the terms of such named executive officer officer’s employment agreement as further described under “Executive Compensation and Other Information - Employment Contracts and Termination of Employment and Change of Control Arrangements - Employment Agreements with Named Executive Officers”.

(2)	Represents the accrued cash bonuses as of December 31, 2016 under the 2016 Annual Incentive Plan.

(3)
Calculated based on a share price of $3.52, the closing price of our common stock on December 30, 2016 (the last trading day of the fiscal year). See “Executive Compensation and Other Information - Employment Contracts and Termination of Employment and Change of Control Arrangements - Restricted Stock Unit Agreements with Named Executive Officers” for additional information. The stock-based compensation expense recorded for financial statement reporting purposes may differ from the amount reported in this column.

(4)
Acceleration of Company options requires a termination without cause or resignation for good reason in connection with a change in control transaction. Calculated using the “in-the money” (intrinsic) value of options that would become exercisable on December 31, 2016 based on the fair market value of our common stock on that date by multiplying (i) the difference between $3.52, the closing price of our common stock on December 30, 2016 (the last trading day of the fiscal year) and the applicable exercise price of each option, by (ii) the number of unvested and accelerated options. The stock-based compensation expense recorded for financial statement reporting purposes may differ from the amount reported in this column.

(5)
With respect to Mr. Evangelist, (i) the value of accelerated unvested stock option awards previously granted to Mr. Evangelist by the Company represents $302,755; and (ii) the value of accelerated unvested stock option awards previously granted to Mr. Evangelist by AutoMD under the 2014 AutoMD Plan represents $0 based on an AutoMD share price of $1.00 per share as of December 31, 2016, which such acceleration of vesting could occur under certain circumstances in connection with a change in control transaction involving U.S. Auto Parts Network, Inc.

(6)	Represents amounts under the Deferred Compensation Plan which would accelerate solely upon a change in control transaction.

(7)	Mr. Evangelist resigned as Chief Executive Officer on March 30, 2017 and Mr. Coleman was appointed as Chief Executive Officer following his resignation.

Director Compensation
The compensation and benefits for service as a member of the Board of Directors is determined by our Board of Directors. Directors employed by us or one of our subsidiaries are not compensated for service on the Board or on any committee of the Board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors. Each of our non-employee directors, other than Mr. Khazani, are entitled to a fee of $30,000 per year for his or her service as a director. Members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each receive an additional $7,500, $5,000 and $2,500, respectively, per year for his or her service on such committee. The chairpersons of the Board, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee receive an additional $25,000, $22,000, $7,500, and $5,000, respectively, per year for his or her service as chairperson for such committee.
Any non-employee director who is first elected to the Board of Directors will be granted an option to purchase 45,000 shares of our common stock on the date of his or her initial election to the Board of Directors. In addition, on the date of each annual stockholders meeting, each person who has served as a non-employee member of the Board of Directors for at least six months before the date of the stockholder meeting will be granted a stock option to purchase 20,000 shares of our common stock and our chairman of the Board will be granted an additional stock option to purchase 20,000 shares of our common stock for his service. These options will have an exercise price per share equal to the fair market value of our common stock on the date of grant and will vest over an approximate three year period, subject to the director’s continuing service on our Board of Directors. These options will also immediately vest in full upon a change in control of the Company. The term of each option granted to a non-employee director shall be ten years. These options are currently granted under our 2016 Equity Incentive Plan.
Director Stock Ownership Guidelines and Director Payment Election Plan
In June 2011, in an effort to further align directors’ interests with those of shareholders and implementing best practices in corporate governance, the Company implemented guidelines for director share ownership. The stock ownership guidelines are for directors to own and maintain a minimum of $100,000 of our stock (a multiple of 4 times the annual $25,000 director retainer). Any new directors will have 3 years from the date of their initial election to the Board of Directors to comply.
In July 2011, the Board of Directors approved the Director Payment Election Plan which provides the directors with a convenient mechanism to acquire stock to comply with the director stock ownership guidelines. Each year the Director Payment Election Plan allows for a director to elect, beginning on the first day of the open trading window following the annual meeting of the Company’s stockholders and ending on the last day of such open trading window, to receive, in lieu of cash, all or a specified percentage of all fees to be earned for serving on the Board of Directors in shares of the Company’s common stock. The election shall be irrevocable for each applicable year. The Company will issue to each director who has elected to receive common stock, on the date fees become payable on a quarterly basis during the applicable year in accordance with the Company’s normal payment practices, a number of shares of common stock equal to (i) the cash value of any fees otherwise payable to the director, divided by (ii) the closing sales price for the common stock on the applicable payment date. If the calculation would result in the issuance of any fractional share, the Company will, in lieu of issuing any fractional share, pay cash equal to the fraction multiplied by the closing sales price on the applicable payment date.
The following table sets forth a summary of the compensation earned in fiscal year 2016 by each person who served as a director during such year, who is not a named executive officer.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Robert J. Majteles	$70,453	$105,435	$175,888
Warren B. Phelps III	52,453	63,261	115,714
Joshua L. Berman	42,953	63,261	106,214
Barbara Palmer	32,953	63,261	96,214
Bradley E. Wilson	30,453	63,261	93,714
Jay K. Greyson	35,453	63,261	98,714
Fredric W. Harman (3)	—	—	—
Sol Khazani	—	—	—
__________
(1) Stock options were granted pursuant to our 2016 Equity Incentive Plan. The amounts shown represent the aggregate grant date fair value of such option awards as computed in accordance with FASB ASC Topic 718. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” and “Note 7 to the Consolidated Financial Statements - Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(2) As of December 31, 2016, Mr. Majteles held 595,000 options, Mr. Berman held 255,000 options, Mr. Phelps held 255,000 options, Mr. Wilson held 115,000 options, Ms. Palmer held 115,000 options, and Mr. Greyson held 95,000 options, in each case, to purchase shares of the Company’s common stock.
(3) Mr. Harman resigned from the Company’s Board of Directors on March 30, 2017.

COMPENSATION COMMITTEE REPORT*
The Compensation Committee has furnished the following report to the stockholders of the Company in accordance with rules adopted by the SEC. We have reviewed and discussed with the management of U.S. Auto Parts Network, Inc. the Compensation Discussion and Analysis to be included in the proxy statement on Schedule 14A for our 2017 Annual Meeting of Stockholders. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in such proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by the Compensation Committee
of the Board of Directors:

Joshua L. Berman
Robert J. Majteles
Barbara S. Palmer

______________________________
* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

OWNERSHIP OF SECURITIES BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table indicates information as of March 13, 2017 regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock;

•	each named executive officer;

•	each of our directors and director nominees; and

•	all of our directors and executive officers as a group.
The number of shares beneficially owned and the percentage of shares beneficially owned are based on 34,277,371 shares of common stock outstanding and 4,149,997 shares of Series A Convertible Preferred outstanding as of March 13, 2017 totaling 38,427,368 shares. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following March 13, 2017 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares	Percentage of Shares Beneficially Owned
5% Stockholders:
Oak Investment Partners XI, L.P.(2)	10,811,422	28.1%
Mehran Nia(3)	4,723,843	12.3
William Blair (4)	2,301,701	6.0
Sol Khazani(5)	2,539,671	6.6
Mina Khazani(6)	2,474,952	6.4
Lafitte Capital Management LP(7)	2,473,694	6.4

Officers and Directors:
Shane Evangelist(8)	1,765,536	4.5
Neil Watanabe(9)	287,041	*
Aaron E. Coleman(10)	499,308	1.3
David Eisler(11)	92,804	*
Joshua L. Berman(12)	223,751	*
Jay K. Greyson(13)	61,636	*
Fredric W. Harman(2)	10,811,422	28.1
Sol Khazani(5)	2,539,671	6.6
Robert J. Majteles(14)	791,561	2.1
Barbara Palmer(15)	77,218	*
Warren B. Phelps III(16)	234,575	*
Bradley E. Wilson(17)	77,218	*
All directors and executive officers as a group (12 persons)(18)	17,461,741	42.2

*	Less than 1%.
__________

(1)
The address for each of the officers and directors listed above, MehranNia and Mina Khazani is c/o U.S. Auto Parts Network, Inc. at 16941 Keegan Avenue, Carson, California 90746. The address for Oak Investment Partners XI, L.P. is 525 University Avenue, Suite 1300, Palo Alto, California 94301. The address for William Blair Investment Management, LLC is 222 W. Adams, Chicago, IL 60606. The address for Lafitte Capital Management LP is 701 Brazos, Suite 310, Austin, TX 78701.

(2)
Based on a Schedule 13D filed with the SEC on March 11, 2016 and the Company’s stockholder records, consists of (i) 9,333,485 shares of common stock, (ii) 1,379,310 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock, and (iii) 98,627 shares of common stock issued in lieu of preferred stock dividends. Mr. Harman is a Managing Member of Oak Associates XI, LLC (“Oak Associates”), the general partner of Oak Investment Partners XI, L.P. (“Oak Partners”). Mr. Harman has shared power to vote and shared power to dispose of the US Auto Parts shares held by Oak Partners. The names of the parties who share power to vote and dispose of the shares held by Oak Partners with Mr. Harman are Bandel L. Carano, Ann H. Lamont, and Edward F. Glassmeyer, all of whom are Managing Members of Oak Associates. Mr. Harman, Bandel L. Carano, Ann H. Lamont, and Edward F. Glassmeyer each disclaims beneficial ownership of the shares held by Oak Partners, except to the extent of each such person’s pecuniary interest therein. Mr. Harman resigned as a director of the Company on March 30, 2017.

(3)
Based on a Schedule 13G filed with the SEC on May 5, 2015 and the Company’s stockholder records, consists of (i) 3,615,391 shares of Common Stock owned directly by the Nia Living Trust Established September 2, 2004 (the “Living Trust”), of which Mehran Nia and his spouse, FaribaNia, are co-trustees, (ii) 1,034,482 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock owned by the Living Trust, and (iii) 73,970 shares of Common Stock issued in lieu of preferred stock dividends. Mehran Nia disclaims beneficial interest in the Living Trust except to the extent of his pecuniary interest therein.

(4)
Based on Schedule 13G’s filed with the SEC on February 14, 2017, consists of 2,301,701 shares over which William Blair Investment Management, LLC has sole power to dispose or to direct the disposition of, and is thus deemed to beneficially own such shares.

(5)
Consists of (i) 1,956,211 shares of common stock owned directly by the Sol Khazani Living Trust Established June 1, 2007, of which Mr. Khazani is the sole trustee, (ii) 213,979 shares of common stock owned directly by the Sol Khazani Annuity Trust Established November 18, 2006, of which Mr. Khazani is the sole trustee, (iii) 24,654 shares of common stock issued in lieu of preferred stock dividends, and (iv) 344,827 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock. Mr. Khazani has shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of shares in the aggregate, and is thus deemed to beneficially own such shares, in his capacity as trustee of several trusts. Mr. Khazani additionally shares the right to receive dividends from, and the proceeds from the sale of, the shares.

(6)
Based on the Company’s stockholder records, consists of (i) 1,366,500 shares of common stock owned directly by the Mina Khazani Living Trust, Dated May 30, 2007, of which Ms. Khazani is the sole trustee, (ii) 73,970 shares of common stock issued in lieu of preferred stock dividends, and (iii) 1,034,482 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock. Ms. Khazani has shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of shares in the aggregate, and is thus deemed to beneficially own such shares, in her capacity as trustee the trust. Ms. Khazani additionally shares the right to receive dividends from, and the proceeds from the sale of, the shares.

(7)
Based on a Schedule 13G filed with the SEC on February 13, 2017, Lafitte Capital Management LP has sole power to vote or to direct the vote of and sole power to dispose or to direct the disposition of 2,473,694 shares, and is thus deemed to beneficially own such shares. Lafitte Capital Management LP is the investment manager of certain private funds and other accounts and has the power to vote and dispose of the shares. Lafitte Capital, LLC is the general partner of Lafitte Capital Management LP and its sole member is Bryant Regan.

(8)
Includes 1,170,385 shares issuable upon exercise of outstanding options which are exercisable as of March 13, 2017 or within 60 days after such date. Mr. Evangelist resigned as Chief Executive Officer and a director of the Company on March 30, 2017.

(9)
Includes (i) 182,291 shares issuable upon exercise of outstanding options which are exercisable as of March 13, 2017 or within 60 days after such date, and (ii) 30,000 restricted stock units which are subject to vesting within 60 days of March 13, 2017.

(10)	Includes 359,371 shares issuable upon exercise of outstanding options which are exercisable as of March 13, 2017 or within 60 days after such date.
(11)	Includes 69,687 shares issuable upon exercise of outstanding options which are exercisable as of March 13, 2017 or within 60 days after such date.
(12)
Includes (i) 217,218 shares issuable upon exercise of outstanding options which are exercisable as of March 13, 2017 or within 60 days after such date, and (ii) 357 restricted stock units which are subject to vesting within 60 days of March 13, 2017.

(13)
Includes (i) 55,272 shares issuable upon exercise of outstanding options which are exercisable as of March 13, 2017 or within 60 days after such date, and (ii) 357 restricted stock units which are subject to vesting within 60 days of March 13, 2017.

(14)
Consists of (i) 121,612 shares of common stock, (ii) 150,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock, (iii) 10,721 shares of common stock issued in lieu of preferred stock dividends, (iii) 514,436 shares issuable upon exercise of outstanding options which are exercisable as of March 13, 2017 or within 60 days after such date, and (iv) 1,404 restricted stock units which are subject to vesting within 60 days of March 13, 2017.

(15)	Includes 77,218 shares issuable upon exercise of outstanding options which are exercisable as of March 13, 2017 or within 60 days after such date.
(16)
Includes (i) 217,218 shares issuable upon exercise of outstanding options which are exercisable as of March 13, 2017 or within 60 days after such date, and (ii) 357 restricted stock units which are subject to vesting within 60 days of March 13, 2017.

(17)	Includes 77,218 shares issuable upon exercise of outstanding options which are exercisable as of March 13, 2017 or within 60 days after such date.
(18)
Includes (i) 1,874,137 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock, (ii) 2,939,314 shares issuable upon exercise of outstanding options which are exercisable as of March 13, 2017 or within 60 days after such date, and (iii) 32,475 restricted stock units which are subject to vesting within 60 days of March 13, 2017. Mr. Evangelist resigned as Chief Executive Officer of the Company on March 30, 2017 and Messrs. Evangelist and Harman each resigned as a director of the Company on March 30, 2017.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2016:

	Number of securities to be issued upon exercise of outstanding options and awards (a)	Weighted-average exercise price of outstanding options and awards (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:	7,065,326	$2.81	6,306,536	(1)
Equity compensation plans not approved by security holders:	—	—	—

Total	7,065,326	$2.81	6,306,536
___________
(1) Represents securities available for issuance under the 2016 Equity Incentive Plan.

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS
Since January 2, 2016, except as set forth below, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in “Executive Compensation and Other Information”.

Policies and Procedures for Related Party Transactions
Pursuant to the written charter of our Audit Committee adopted in January 2007, our Audit Committee is responsible for reviewing and approving all related party transactions and potential conflict of interest situations involving a principal stockholder, a member of the Board of Directors or senior management. In addition, our company policies require that our officers and employees avoid using their positions for purposes that are, or give the appearance of being, motivated by a desire for personal gain, and our policies further require that all officers and employees who have authority to initiate related party transactions provide a written report, on a quarterly basis, of all activities which could result in a conflict of interest or impair their professional judgment. All such written reports concerning related party transactions or conflicts of interest are submitted to, and reviewed by, our Chief Financial Officer and our Audit Committee.
Related Party Transactions
AutoMD. On March 3, 2017, AutoMD, a majority owned subsidiary of the Company, entered into a Dissolution Agreement with Oak Investment Partners XI, Limited Partnership (“Oak”) and the Sol Khazani Living Trust (the “Trust”), pursuant to which AutoMD redeemed 1,500,000 and 500,000 shares its common stock, respectively, for a purchase price of $895,500 and $298,500, respectively. In connection with the Dissolution Agreement, each of the prior investor agreements entered into between AutoMD, and Oak and the Trust, were terminated. Fredric W. Harman and Sol Khazani, each a director of the Company at the time of the transaction, are affiliated with Oak and the Trust, respectively. Mr. Harman subsequently resigned as a director of the Company on March 30, 2017. In accordance with the Company’s policies and procedures for related party transactions, the Audit Committee approved the transaction prior to AutoMD entering into the Dissolution Agreement.
Indemnification Agreements. The Company has entered into indemnification agreements with the Company’s directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with the Company’s future directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC on Section 16(a) forms. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by these dates. Based solely on our review of copies of the reports on the Section 16(a) forms received by us with respect to the fiscal year ended December 31, 2016 and representations from the reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a) and have filed all reports required by such section.
ANNUAL REPORT
A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2016 (excluding the exhibits thereto) accompanies the proxy materials being mailed to all stockholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Stockholders may obtain a copy of the Annual Report and any of our other filings with the SEC, without charge, by writing to our Corporate Secretary, U.S. Auto Parts Network, Inc., 16941 Keegan Avenue, Carson, California 90746. The annual report on Form 10-K (including the exhibits thereto) is also available on the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OFPROXY MATERIALS
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2017
AT THE OFFICES OF THE COMPANY LOCATED AT
16941 KEEGAN AVENUE, CARSON, CA 90746
This proxy statement and our annual report on Form 10-K for the year ended December 31, 2016 are also available at http://investor.usautoparts.net. We encourage you to access and review all of the important information contained in the proxy materials before voting. To obtain directions to be able to attend the shareholder meeting and vote in person, please contact our Corporate Secretary, at our principal executive offices at 16941 Keegan Avenue, Carson, California 90746 or by calling us at (424) 702-1455. You will also be required to register for the meeting at proxyvote.com to attend the meeting in person.

ADDITIONAL INFORMATION
Deadline for Receipt of Stockholder Proposals or Nominations
Stockholders may present proposals for action at a future meeting or nominate persons for the election of directors only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Pursuant to Rule 14a-8 of the Exchange Act, some stockholders proposals may be eligible for inclusion in our proxy statement for the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). Stockholder proposals that are intended to be presented at our 2018 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than December 6, 2017.
If a stockholder wishes to submit a proposal which is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate a person as a candidate for election to the Board, the stockholder must submit the proposal or nomination between February 10, 2018 and March 12, 2018. If the date of the 2018 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary date of the 2018 Annual Meeting of Stockholders (a situation that we do not anticipate), the stockholder must submit any such proposal or nomination not earlier than the 90th day before the 2018 Annual Meeting and not later than the close of business on the later of (i) the 60th day before the 2018 Annual Meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Stockholders are advised to review our bylaws which contain these advance notice requirements with respect to advance notice of stockholder proposals and director nominations.
In addition, with respect to any proposal that a stockholder presents at the 2018 Annual Meeting that is not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy solicited by the Board of Directors for such annual meeting will confer discretionary voting authority to vote on such stockholder proposal to the extent permitted under Rule 14a-4 under the Exchange Act.
Stockholder proposals must be in writing and should be addressed to our Corporate Secretary, at our principal executive offices at 16941 Keegan Avenue, Carson, California 90746. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested, in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.
Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single copy of Annual Meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders will be “householding” the Company’s proxy materials. A single copy of the Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of the Annual Meeting Materials, please notify your broker or the Company. Direct your written request to U.S. Auto Parts Network, Inc., Attn: Corporate Secretary, 16941 Keegan Avenue, Carson, CA 90746 or contact the Company by telephone at (424) 702-1455. Stockholders who currently receive multiple copies of the Annual Meeting Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER BUSINESS
The Board of Directors is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy statement. If any other matter requiring a vote of the stockholders arises, it is intended that the proxy holders will vote the shares they represent as the Board of Directors may recommend. The enclosed proxy grants the proxy holders discretionary authority to vote on any such other matters properly brought before the Annual Meeting.

By Order of the Board of Directors

Aaron Coleman
Chief Executive Officer

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. E26726-P86464 ! ! ! ! !! ! !! For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. V.1.1 U.S. AUTO PARTS NETWORK, INC. ATTN: DAVID EISLER 16941 KEEGAN AVENUE CARSON, CA 90746 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON If you are a stockholder of record, you may vote in person at the meeting by requesting a ballot. To attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com. Please note that you will need to print your admission ticket and bring a valid photo ID to attend the Annual Meeting. U.S. AUTO PARTS NETWORK, INC. 3. An advisory (non-binding) vote regarding the approval of the compensation of our named executive officers, or the Say-on-Pay Proposal. 2. Ratification of the appointment of RSM US LLP, an independent registered public accounting firm, as independent auditors of the Company for fiscal year ending December 30, 2017. 4. An advisory (non-binding) vote regarding the approval of the frequency of stockholder votes on the compensation of our named executive officers, or the Say-on-Pay Frequency Proposal. NOTE: Such other business, if any, as may properly come before the Annual Meeting, or any adjournment, postponement or extension thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 01) Joshua L. Berman 02) Sol Khazani 03) Robert J. Majteles 1. Election of the following Class II Directors Nominees: The Board of Directors recommends you vote FOR the above nominees, FOR proposals 2 and 3, and FOR 3 years for proposal 4. ! !!! 3 Years1 Year 2 Years Abstain

E26727-P86464 V.1.1 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. If you plan to attend the meeting in person, please register and print an admission ticket in advance at proxyvote.com, following the instructions set forth in the proxy statement. You will need the 16-digit control number printed on the other side of this proxy card. Questions? Please contact us at 1-424-702-1455. Continued and to be signed on reverse side U.S. AUTO PARTS NETWORK, INC. Annual Meeting of Stockholders May 11, 2017 9:00 AM, PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Aaron Coleman and David Eisler, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A Convertible Preferred Stock and/or Common Stock of U.S. AUTO PARTS NETWORK, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on May 11, 2017, at U.S. Auto Parts Network, Inc., 16941 Keegan Ave., Carson, CA 90746, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.